Exhibit 99.1

Prudential Announces Chief Financial Officer Transition

NEWARK, N.J., Feb. 6, 2024 – (BUSINESS WIRE) – Prudential Financial, Inc. (NYSE: PRU) announced today that Yanela Frias, president of Group Insurance, has been appointed executive vice president and CFO, effective March 15, 2024, succeeding Ken Tanji. Frias will join the executive leadership team as an executive officer and report to Robert Falzon, vice chair of Prudential. Tanji will remain with the company through Sept. 30, 2024, to ensure a smooth transition.

“Ken has played an important role in Prudential’s success, holding a variety of finance leadership positions over his tenure with the company and, most recently, in directing the company’s financial strategy. Ken made meaningful contributions as our CFO, including leading de-risking and capital release transactions, delivering on expense objectives, and successfully steering the company through the financial challenges of the pandemic and ensuing market volatility. On behalf of the Board of Directors and management team, I want to thank him for his 35 years of distinguished service and his many contributions and commitment to Prudential,” said Charles Lowrey, chairman and CEO of Prudential Financial.

Over her nearly three-decade career with Prudential, Frias has held a number of senior leadership positions across finance, operations, and Prudential’s Insurance and Retirement businesses.

“Yanela’s extensive finance, operations and leadership experience will serve us well as we execute on our strategy to become a higher-growth, less market-sensitive and more nimble company, creating lasting value for our customers, our shareholders, and our employees.” Lowrey added.

“Yanela is a seasoned executive with a broad range of experience in all facets of financial management and a proven track record of leading large, complex organizations. She has a deep understanding of both our business and the life insurance, annuities and retirement industry, and we look forward to the impact she is sure to have in her new role,” said Robert Falzon, vice chair of Prudential Financial.

Prior to being appointed president of Group Insurance in 2021, Frias served as president of Prudential Retirement. Previously, she led the Investment & Pension Solutions business within Prudential Retirement where she was responsible for several businesses, including Pension Risk Transfer and International Reinsurance, and related institutional product innovation efforts domestically and internationally. Prior to this, Frias spent nearly 20 years in a variety of finance roles of increasing responsibility, including assistant treasurer for Prudential Financial, CFO for Individual Life Insurance, and CFO for Annuities.

Frias earned a bachelor’s degree in accounting and an MBA in finance from Rutgers University. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

ABOUT PRUDENTIAL

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.4 trillion in assets under management as of Dec. 31, 2023, has operations in the United States, Asia, Europe and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for nearly 150 years. For more information, please visit news.prudential.com.

Media Contact

Bill Launder

(973) 802-8760

bill.launder@prudential.com